Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Valeritas Holdings, Inc. on Form S-8 (File No. 333-218940, File No. 333-223797, File No. 333-226305, File No. 333-228710 and File No. 333-228711), on Form S-3 (File No. 333-220799), on Form S-1 (File No. 333-226958, File No. 333-212653, File No. 333-226018) on Form S-1MEF (File No. 333-228408) of our report dated March 5, 2019 on our audits of the consolidated financial statements as of December 31, 2018 and 2017, and for each of the years in the two year period ended December 31, 2018, which was included in the Company’s Annual Report on Form 10-K filed on March 5, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Friedman LLP FRIEDMAN LLP East Hanover, New Jersey March 5, 2019